Exhibit 99.2

R ISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our securities or in evaluating Active Power and our business. In addition to the risks described below, you should also consider the specific risks set forth under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know, or that we currently view as immaterial, may also impair our business operations.

The actual occurrence of any of the following risks could materially harm our business, financial condition and results of operations. In that case, the trading price of our common stock could decline.

We have incurred significant losses and anticipate losses for at least the next several quarters.

We have incurred operating losses since our inception and expect to continue to incur losses for at least the next several quarters. As of June 30, 2006, we had an accumulated deficit of $192.7 million. To date, we have funded our operations principally through the sale of our stock, product revenue and development funding payments from Caterpillar. We will need to generate significant additional revenue to achieve profitability, and we cannot assure you that we will ever realize sufficient additional revenue to achieve profitability. We also expect to incur product development, sales and marketing and administrative expenses in excess of our revenue after costs, and, as a result, we expect to continue to incur losses for at least the next several quarters.

Due to uncertainty surrounding market acceptance of our products, we may never achieve significant revenue or become profitable and we may have difficulty accurately predicting revenue for future periods.

We have generated a total of $91.4 million in product revenue between January 1, 1998 and June 30, 2006, with $11 million generated in the six-month period ended June 30, 2006. We are uncertain whether our products will achieve market acceptance such that our revenue will increase or whether we will be able to achieve significant revenue. Therefore, we have a very limited ability to predict future revenue. The uncertain market acceptance for our products and other factors that are beyond our control make it difficult for us to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget. Most of our expenses, particularly rent and salaries, are fixed in the short term or incurred in advance of anticipated revenue. Consequently, we may not be able to decrease our expenses, if desired, in a timely manner to offset any revenue shortfall. If our revenue does not increase as anticipated, we will continue to incur significant losses. As a result of the foregoing, we cannot assure you that our revenue will grow or remain stable in future periods or that we will become profitable.

Our financial results may vary significantly from quarter to quarter.

Our product revenue, operating expenses and quarterly operating results have varied in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, many of which are outside our control. As a result you should not rely on our operating results during any particular quarter as an indication of our future performance in any quarterly period or fiscal year. These factors include, among others:

•	timing of orders from our customers and the possibility that customers may change their order requirements with little or no notice to us;

•	rate of adoption of our flywheel-based energy storage systems or our thermal and compressed air based systems as alternatives to lead-acid batteries;

•	ongoing need for short-term power outage protection in traditional UPS systems;

•	deferral of customer orders in anticipation of new products from us or other providers of power quality systems;

•	timing of deferred revenue components associated with large orders;

•	new product releases, licensing or pricing decisions by our competitors;

•	commodity and raw material component prices;

•	lack of order backlog;

•	loss of a significant customer or distributor;

•	impact of changes to our product distribution strategy and pricing policies;

•	changes in the mix of domestic and international sales;

•	rate of growth of the markets for our products; and

•	other risks described below.

We derive a significant portion of our quarterly revenue from a few relatively large transactions. The sales cycles for these large transactions tend to be longer than the sales cycle on smaller orders. The longer sales cycles for large transactions make it difficult to predict the quarter in which these sales will occur. Accordingly, our operating results may fluctuate from quarter to quarter based on the existence and timing of larger transactions. A reduction in the number of large transactions or a delay in closing of such a sales transaction could materially impact our revenue in a particular period.

The market for power quality products, particularly those with new or advanced technologies, is evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, have been reluctant or slow to adopt a new technological approach, particularly during periods of reduced capital expenditures. Moreover, because our current products are alternatives to existing UPS and battery systems, they may never be accepted by the market or may be made obsolete by other advances in power quality technologies.

Significant portions of our expenses are not variable in the short term and cannot be quickly reduced to respond to decreases in revenue. Therefore, if our revenue is below our expectations, our operating results are likely to be adversely and disproportionately affected. In addition, we may change our prices, modify our distribution strategy and policies, accelerate our investment in research and development, or increase our sales or marketing efforts to respond to competitive pressures or to pursue new market opportunities. Any one of these activities may further limit our ability to adjust spending in response to revenue fluctuations. We use forecasted revenue to establish our expense budget. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, any shortfall in revenue may result in significant losses. In addition, in some future quarters, our financial results may be below the expectations of public market analysts or investors. In such event, the market price of our common stock would likely fall.

Our future success will depend on our ability to find new markets for our products.

Historically, we have focused our sales efforts on the American and European markets. We intend to enter into new markets, such as Asia and Latin America. Our future success is dependent upon us introducing our products to new markets with power needs consistent with the attributes of our product offerings. If we are unable to successfully introduce our products to these new markets, our business will suffer.

We have increased our international activities significantly since 2002 and plan to continue such efforts, which subjects us to additional business risks including increased logistical and financial complexity, political instability and currency fluctuations.

The percentage of our revenue derived from customers located outside of the United States was 45%, 50% and 48% in 2005, 2004 and 2003, respectively. In the six-month period ended June 30, 2006 we derived

36% of our total revenues from sales to international customers. Our international operations are subject to a number of risks, including:

•	foreign laws and business practices that favor local competition;

•	dependence on local channel partners;

•	compliance with multiple, conflicting and changing government laws and regulations;

•	longer sales cycles;

•	difficulties in managing and staffing foreign operations;

•	foreign currency exchange rate fluctuations and the associated effects on product demand and timing of payment;

•	political and economic stability, particularly in the Middle East and North Africa;

•	greater difficulty in the contracting and shipping process, in accounts receivable collection and longer collection periods;

•	greater difficulty in hiring qualified technical sales and application engineers;

•	greater difficulty in creating and organizing foreign entities; and

•	difficulties with financial reporting in foreign countries.

To date, the majority of our sales to international customers and purchases of components from international suppliers have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive for our international customers to purchase, thus rendering our products less competitive. As we increase direct sales in foreign markets, we are making more sales that are denominated in other currencies, primarily euros and British pounds. Those sales in currencies other than U.S. dollars can result in translation gains and losses. Currently, we do not engage in hedging activities for our international operations. We may engage in hedging activities in the future; however, such hedging activities may not be effective and may result in foreign exchange hedging losses that could impair our financial results.

We are subject to risks relating to product concentration and lack of revenue diversification.

We derive a substantial portion of our revenue from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. Continued and increasing market acceptance of these products is therefore critical to our future success. Our future success will also depend on our ability to reduce our dependence on these few products by developing and introducing to the market new products and product enhancements in a timely manner. Specifically, our ability to capture significant market share depends on our ability to market our existing UPS product line at higher and lower power range offerings, and on our ability to develop and market our TACAS-based extended runtime products, such as the CoolAir DC. Even if we are able to develop and commercially introduce new products and enhancements, they may not achieve market acceptance, which would substantially impair our revenue, profitability and overall financial prospects. Successful product development and market acceptance of our existing and future products depend on a number of factors including:

•	changing requirements of customers;

•	accurate prediction of market and technical requirements;

•	timely completion and introduction of new designs;

•	availability, quality, price and performance of our products;

•	availability, quality, price and performance of competing products and technologies;

•	our customer service and support capabilities and responsiveness;

•	successful development of our relationships with existing and potential customers; and

•	changes in technology, industry standards or end-user preferences.

If we are unable to expand our distribution channels and manage our existing and new product distribution relationships, our ability to grow our business may be impeded.

Historically, the majority of our sales were made through our OEM channels. Recently, we have focused on establishing a direct sales channel that supplements our OEM channel. The future growth of our business will depend in part on our ability to sell our products through a direct sales channel in addition to sales through our OEM channel. This will require us to manage relationships with customers rather than rely on our OEM partners to manage these relationships. As part of our growth strategy, we plan to expand our relationships with distributors and develop relationships with new distributors. We will also look to identify and develop new relationships with additional parties that could serve as an outlet for our products, including CoolAir DC. If we are unable to successfully execute this strategy and manage our existing OEM channel partners, such as Caterpillar and Eaton Electrical, our national accounts team and our new manufacturer’s representatives, the future growth of our business may be impeded, which may adversely affect our results of operations.

Failure to hire and retain skilled personnel could adversely affect our stock price, operations and product development.

We believe our future success will depend in large part upon our ability to attract, motivate and retain highly skilled managerial, engineering and sales and marketing personnel. There is a limited supply of skilled employees with power quality marketplace experience. The recent decline in our stock price may diminish the financial attractiveness of the stock options we have issued, which may cause certain of our current employees to seek employment elsewhere as a result of this decreased financial incentive. The decline in our stock price may also impair our ability to recruit new employees. Our July 2006 reduction in force or any future workforce reductions could adversely affect the morale of remaining employees and our efforts to attract and retain highly skilled employees. These workforce cost reduction efforts, or their announcement, could cause a decrease or significant fluctuations, in our stock price. There may also be an increased risk of litigation as a result of reductions in our workforce. Our failure to attract and retain the highly trained technical personnel who are essential to our product development, marketing, sales, service and support teams may limit the rate at which we can develop new products or generate revenue. If we are unable to retain the personnel we currently employ, or if we are unable to quickly replace departing employees, our operations and new product development may suffer.

We are significantly dependent on our relationship with Caterpillar, our primary OEM customer. If this relationship is terminated or diminished, for whatever reason, our business and financial prospects likely would suffer.

Caterpillar and its dealer network are our largest customer overall and our primary OEM partner for our flywheel-based products. Caterpillar and its dealer network accounted for 42%, 54% and 60% of our revenue, during 2005, 2004 and 2003, respectively. In the six-month period ended June 30, 2006, Caterpillar and its dealer network accounted for 40% of our revenue. If our relationship with Caterpillar is terminated or diminished, or if Caterpillar’s distribution of the Cat UPS product is not successful or suffers an adverse change, our business and financial prospects would likely suffer. Pursuant to our distribution agreement with Caterpillar, they are the exclusive OEM distributor, subject to limited exceptions, of our CleanSource UPS product. Caterpillar is not obligated to purchase any CleanSource UPS units. To date, sales by Caterpillar have been well short of the contractual minimums necessary for Caterpillar to retain exclusivity; however, we have continued to work with Caterpillar as our primary UPS OEM customer and have not sold the UPS to any of Caterpillar’s identified competitors.

Our agreement with Caterpillar expires in January 2007. While we intend to renew this agreement, and currently believe that Caterpillar desires and intends to renew the agreement, we cannot be sure that such renewal will take place. If we do not continue this OEM relationship with Caterpillar, our business and financial prospects likely would suffer.

We have underutilized manufacturing capacity and have no experience manufacturing our products in large quantities.

In 2001, we outfitted a 127,000 square foot facility used for manufacturing and testing of our three-phase product line, including our flywheel-based DC and UPS products. To be financially successful, and to utilize the capacity of this facility to absorb its associated overhead, we must achieve significantly higher sales volumes. We must accomplish this while also preserving the quality levels we achieved when manufacturing these products in more limited quantities. To date, we have not been successful at increasing our sales volume to a level that fully utilizes the capacity of the facility and we may never increase our sales volume to necessary levels. If we do not reach these necessary sales volume levels, or if we cannot sell our products at our suggested prices, our ability to reach profitability will be adversely affected.

Achieving the necessary production levels presents a number of technological and engineering challenges for us. We have not previously manufactured our products in high volume. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and product standards or production volumes required to manufacture large quantities of our products successfully. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

We must build quality products to ensure acceptance of our products.

The market perception of our products and related acceptance of the products is highly dependent upon the quality and reliability of the products that we build. Any quality problems attributable to the CleanSource DC, CleanSource UPS or CoolAir DC product lines may substantially impair our revenue prospects. Moreover, quality problems for our product lines could cause us to delay or cease shipments of products or to recall or field upgrade products, thus adversely affecting our ability to meet revenue or cost targets. In addition, while we seek to limit our liability as a result of product failure or defects through warranty and other limitations, if one of our products fails, a customer could suffer a significant loss and seek to hold us responsible for that loss.

We have recently introduced the CoolAir DC product but are not yet able to determine the rate of acceptance or likely success of this product.

We began commercial production of our new CoolAir DC extended runtime product in the second quarter of 2006. Based on our experience with flywheel products, we believe that the market for power quality products is reluctant and slow to adopt new technologies and we anticipate this with CoolAir DC, as well. Acceptance of this product is an important part of our growth strategy and therefore is critical to our future success. If the market does not embrace this new technology, or if the market accepts it at a rate slower than what we anticipate, this could adversely impact our revenue, profitability and overall financial prospects. The successful market acceptance of our CoolAir DC product depends upon a number of factors including:

•	the cost competitiveness of this product compared to existing or alternative technologies;

•	the quality and reliability compared to existing products;

•	our ability to explain and sell the value and benefits of this new technology to our potential customers and to enable them to trust their mission-critical power needs to our new technology;

•	our ability to displace existing entrenched technologies and vendors; and

•	our ability to provide adequate marketing and sales channel support to accelerate product acceptance.

Our CoolAir DC product relies on a new thermal and compressed air storage (TACAS) technology that has a limited operating history in commercial applications and requires a greater initial investment than competing solutions.

Our recently introduced CoolAir DC product relies on our TACAS technology that has a limited operating history in commercial applications. Potential customers may be hesitant to purchase a product with a limited operating history to protect their “mission-critical” applications. In addition, the initial cost to purchase our CoolAir DC product typically exceeds the cost of a traditional battery-based solution. The lack of an operating history for our

TACAS technology and the higher start-up costs may cause the market for our CoolAir products to develop slower than we anticipate. We have invested significant amounts in the development of our TACAS technology and this technology is the focus of many of our future product plans. Therefore, if market acceptance of our TACAS-based products is slow to develop or fails to develop, we may lose a significant portion of our investment in this technology and our business and financial results will suffer.

We currently operate without a significant backlog, which may cause our results of operations to fluctuate.

We generally operate our business without any significant backlog of orders from customers. Normally our products are shipped and revenue is recognized at that time. The lack of backlog makes revenue in any quarter substantially dependent on orders booked and shipped throughout that quarter, and as a result, our results of operations tend to fluctuate from quarter to quarter, which may adversely impact the price of our stock.

Seasonality may contribute to fluctuations in our quarterly operating results.

Our business has, on occasion, experienced seasonal customer buying patterns. In recent years, we have generally experienced relatively weaker demand in the first calendar quarter of the year as customers delay purchasing decisions while capital budgets are being approved. We believe that this pattern will continue. In addition, we anticipate that demand for our products in Europe and Africa may decline in the summer months, as compared to other regions, because of reduced corporate buying patterns during the vacation season. Seasonality may cause our results of operations to fluctuate from quarter to quarter, which may adversely impact the price of our stock.

We depend on sole and limited source suppliers and outsource selected component manufacturing.

We purchase several component parts from sole source and limited source suppliers. As a result of our current volumes, we lack significant leverage with these suppliers. If our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment, as larger volume customers may receive priority, resulting in delays in our acquiring components. If we are delayed in acquiring components for our products, the manufacture and shipment of our products will also be delayed. For example, we purchase a particular type of power module from Semikron International, which is a single source supplier. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, production time required and current market demand for such components. Some of these delays may be substantial. As a result, we purchase several components in large quantities to protect our ability to deliver finished products. If we overestimate our component requirements, we may have excess inventory, which will increase our costs. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on scheduled delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays or require us to absorb price increases. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

To assure the availability of our products to our customers, we outsource the manufacturing of selected components prior to the receipt of purchase orders from customers based on internal product sales revenue forecasts. However, these forecasts do not represent binding purchase commitments from our customers. We do not recognize revenue for such products until the product is shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. As demand for our products may not materialize, this product delivery method subjects us to increased risks of high inventory carrying costs, obsolescence and excess, and may increase our operating costs. In addition, we may make design changes to our products from time to time, which could lead to obsolescence of inventory.

We face significant competition from other companies.

The markets for power quality and power reliability are intensely competitive. There are many companies engaged in all areas of traditional and alternative UPS and backup systems in the United States and abroad, including, among others, major electric and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. There are many companies that are developing flywheel-

based energy storage systems and flywheel-based power quality systems. We may face future competition from companies that are developing other types of emerging power technologies, such as high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage. Our CoolAir DC product competes primarily against battery cabinet product offerings but may also compete against other emerging power technologies in the future.

Many of our current and potential competitors have longer operating histories, broader name and brand recognition, a larger installed base of customers and significantly greater financial, technical, marketing and other resources. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

We may be unable to protect our intellectual property and proprietary rights.

Our success depends to a significant degree upon our ability to protect our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the United States. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its merits or its outcome, likely would be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all;

•	redesign those products that use infringing intellectual property; or

•	cease to use an infringing trademark.

We may require substantial additional funds in the future to finance our product development and commercialization plans.

Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities, marketing activities or the development of our manufacturing capabilities with our revenue and our cash on hand. We expect that our current cash and investments, together with our other available sources of working capital, will be sufficient to fund corporate cash requirements for at least twelve months. However, unforeseen delays or difficulties in these activities could increase costs and exhaust our resources prior to the full commercialization of our products under development. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to continue our operations as planned. If financing is not available, we may be required to reduce, delay or eliminate certain activities or to license or sell to others some of our proprietary technology.

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Additionally, in December 2001 our board of directors approved a stockholder rights plan, which would require a potential acquiror to negotiate directly with our board of directors regarding any planned acquisition. We also are subject to the anti-takeover laws of the State of Delaware, which may further discourage, delay or prevent someone from acquiring or merging with us. In addition, our agreement with Caterpillar for the distribution of CleanSource UPS provides that Caterpillar may terminate the agreement in the event we are acquired or undergo a change in control. The possible loss of our most significant customer could be a significant deterrent to possible acquirers and may substantially limit the number of possible acquirers. All of these factors may decrease the likelihood that we would be acquired, which may depress the market price of our common stock.

Volatility in our stock price could result in claims against us.

Historically the market price of our common stock has fluctuated significantly. In 2006, the sales price of our common stock ranged from $2.65 to $5.91. In addition to those risks described earlier in this section, the market price of our common stock can be expected to fluctuate significantly in response to numerous other factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

•	changes in market valuations of other technology companies, particularly those that sell products used in power quality systems;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for flywheel energy storage systems;

•	the loss of one or more key OEM customers;

•	inability to successfully expand our distribution channels;

•	departures of key personnel; and

•	changing external capital market conditions.